Exhibit 99.1

NEWS RELEASE

Williams Industrial Services Group Inc. ♦ 100 Crescent Centre Parkway, Suite 1240 ♦ Tucker, GA 30084

FOR IMMEDIATE RELEASE

Williams Reports Third Quarter 2020 Financial Results

Revenue $66.2 Million; Gross Margin 13.1%

ATLANTA, GA, November 12, 2020 – Williams Industrial Services Group Inc. (OTCQX: WLMS) (“Williams” or the “Company”), a construction and maintenance services company, today reported its financial results for the fiscal third quarter ended September 30, 2020.

Recent Highlights

●	Williams posted revenue of $66.2 million for the third quarter of 2020 compared with $56.9 million in the prior-year period
●	The Company reported net income of $1.0 million, or $0.04 per share, in the third quarter of 2020 versus a net loss of $0.3 million, or $(0.02) per share, in the third quarter of 2019
●	Adjusted EBITDA[1] was $4.0 million for the third quarter of 2020 compared with $1.8 million in the third quarter of 2019
●	As of September 30, 2020, the Company’s backlog was $457.9 million compared to $494.9 million as of December 31, 2019 and $538.9 million as of June 30, 2020, with approximately $166.7 million expected to be converted to revenue over the next twelve months
●	Williams generated $3.2 million of operating cash in the third quarter of 2020 and reduced debt by $3.2 million concurrently
●	Williams is in the final stages of refinancing its debt, which it expects to be completed in the fourth quarter

“The third quarter of 2020 once again illustrated the strength and resilience of our business during a tumultuous year,” said Tracy Pagliara, President and CEO of Williams. “The Company posted revenue of $66.2 million, up 16.5%, expanded gross margins by 260 basis points, to 13.1%, and generated $0.04 earnings per share versus a loss of $(0.02) per share, on a year-over-year basis. We ended the quarter with a backlog of $457.9 million.”

“Such performance reinforces our confidence in the Company’s strategic plan as we also strive to complete the refinancing of our credit facilities. We have advanced that project significantly over the past two months and feel optimistic it will be finalized during the fourth quarter, setting the stage for reduced interest expense heading into 2021. At the same time, we are continuing to pursue our growth initiatives by building our talent base and enhancing internal controls and processes, while also remaining focused on leveraging SG&A. Such actions – combined with anticipated lower interest costs and our solid backlog and pipeline – represent exciting progress as we near the end of an extraordinary year and look forward to a further improved 2021.”

Third Quarter 2020 Financial Results Compared to Third Quarter 2019

Revenue in the third quarter of 2020 was $66.2 million compared with $56.9 million in the third quarter of fiscal 2019, reflecting $3.3 million of higher revenue from Canadian nuclear contracts, a $5.0 million increase related to fuel storage/decommissioning work, and $0.6 million of additional revenue from the Vogtle 3 & 4 nuclear construction project.

1See NOTE 1—Non-GAAP Financial Measures in the attached tables for important disclosures regarding Williams’ use of Adjusted EBITDA, as well as a reconciliation of income (loss) from continuing operations to adjusted EBITDA.

Williams Industrial Services Group

November 12, 2020

Gross profit was $8.7 million, or 13.1% of revenue, compared with $6.0 million, or 10.5% of revenue, in the prior-year period. The current year gross margin reflects $2.4 million for prior-year unfavorable adjustments related to a customer contract. Operating expenses were $6.0 million versus $5.2 million in the third quarter of 2019, reflecting higher general and administrative (G&A) costs due primarily to a $0.8 million increase in severance and stock-based compensation expense. The Company’s operating margin rose to 4.0% from 1.3% in the prior-year third quarter, reflecting the improvement in gross margin year-over-year. Interest expense was $1.5 million in the third quarter of both fiscal 2020 and 2019.

The Company reported net income of $1.0 million, or $0.04 per share, in the third quarter of 2020 compared with a net loss of $0.3 million, or $(0.02) per share, in the prior-year period.

Balance Sheet

As of September 30, 2020, the Company had $4.5 million of cash (including restricted cash) and $41.5 million of bank debt compared with $7.8 million of cash and $44.2 million of bank debt as of December 31, 2019. Debt was reduced by $3.2 million in the third quarter, and further reductions are anticipated going forward as the Company utilizes cash generation to lower indebtedness.

Backlog

Total backlog as of September 30, 2020 was $457.9 million compared with $494.9 million at December 31, 2019 and $538.9 million as of June 30, 2020. The Company recognized revenue of $66.2 million in the third quarter combined with net adjustments and cancellations of $26.9 million, which were primarily driven by scope reduction and revision to the completion date on a particular contract. Revenue recognized and net adjustments and cancellations were partially offset with new awards of $12.2 million.

(in thousands)	Three Months Ended September 30, 2020	Nine Months Ended September 30, 2020
Backlog - beginning of period	$538,860	$494,904
New awards	12,235	146,651
Adjustments and cancellations, net	(26,923)	21,313
Revenue recognized	(66,240)	(204,936)
Backlog - end of period	$457,932	$457,932

Williams estimates that approximately $166.7 million, or 36.4%, of total backlog will be converted to revenue in the next twelve months. This compares with $191.3 million of backlog at December 31, 2019 and $211.2 million of backlog at June 30, 2020 that the Company anticipated would be converted to revenue over the succeeding twelve-month period.

Outlook

The Company reaffirmed previously-issued guidance for fiscal 2020.

2020 Guidance
Revenue:	$270 million to $290 million
Gross margin:	11% to 13% of revenue
SG&A:	8% to 8.5% of revenue
Adjusted EBITDA*:	$13 million to $15 million

*See Note 1—Non-GAAP Financial Measures for information regarding the use of Adjusted EBITDA and forward-looking non-GAAP financial measures.

Webcast and Teleconference

The Company will host a conference call today, November 12, 2020, at 10:00 a.m. Eastern time. A webcast of the call and an accompanying slide presentation will be available at www.wisgrp.com. To access the conference call by telephone, listeners should dial 201-493-6780.

An audio replay of the call will be available later that day by dialing 412-317-6671 and entering conference ID number 13711774. Alternatively, you may access the webcast replay at http://ir.wisgrp.com/, where a transcript will be posted once available.

About Williams

Williams Industrial Services Group

November 12, 2020

Williams Industrial Services Group has been safely helping plant owners and operators enhance asset value for more than 50 years. The Company provides a broad range of construction, maintenance and modification, and support services to customers in energy and industrial end markets. Williams’ mission is to be the preferred provider of construction, maintenance, and specialty services through commitment to superior safety performance, focus on innovation, and dedication to delivering unsurpassed value to its customers.

Additional information about Williams can be found on its website: www.wisgrp.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the term set forth in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include statements or expectations regarding the Company’s ability to perform in accordance with guidance, realize opportunities and successfully achieve its growth and strategic initiatives, the impact of the COVID-19 pandemic on the Company’s business, operations, and financial condition, the Company’s ability to control costs, future demand for the Company’s services, the Company’s ability to manage overhead, streamline operations, improve backlog, performance and cash flow, and deleverage the balance sheet, expectations regarding future contract awards and positive cash flow, the Company’s ability to complete the refinancing of its outstanding debt in the fourth quarter of 2020, and other related matters. These statements reflect the Company’s current views of future events and financial performance and are subject to a number of risks and uncertainties, some of which have been, and may further be, exacerbated by the COVID-19 pandemic, including its ability to comply with the terms of its debt instruments and access letters of credit, ability to implement strategic initiatives, business plans, and liquidity plans, and ability to maintain effective internal control over financial reporting and disclosure controls and procedures. Actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Additional risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, the Company’s level of indebtedness; the Company’s ability to make interest and principal payments on its debt and satisfy the financial and other covenants contained in its credit facilities; the Company’s ability to engage in certain transactions and activities due to limitations and covenants contained in its credit facilities; the Company’s ability to enter into new lending facilities, if needed, and to obtain adequate surety bonding and letters of credit; the Company’s ability to generate sufficient cash resources to continue funding operations, including investments in working capital required to support growth-related commitments that it makes to its customers, and the possibility that the Company incurs losses from operations in the future; exposure to market risks from changes in interest rates, including changes to or replacement of LIBOR; the possibility the Company may be required to write-down additional amounts of goodwill and other indefinite-lived assets; failure to maintain effective internal control over financial reporting and disclosure controls and procedures in the future; changes in the Company’s senior management and financial reporting and accounting teams, the ability of such persons to successfully perform their roles, and the Company’s ability to attract and retain qualified personnel, skilled workers and key officers; a failure to successfully implement or realize the Company’s business strategies, plans and objectives of management, and liquidity, operating and growth initiatives and opportunities; the loss of one or more of the Company’s significant customers; the Company’s competitive position; market outlook and trends in the Company’s industry, including the possibility of reduced investment in, or increased regulation of, nuclear power plants and declines in public infrastructure construction and reductions in government funding, including funding by state and local agencies; costs exceeding estimates the Company uses to set fixed-price contracts; harm to the Company’s reputation or profitability due to, among other things, internal operational issues, poor subcontractor performances or subcontractor insolvency; potential insolvency or financial distress of third parties, including the Company’s customers and suppliers; the Company’s contract backlog and related amounts to be recognized as revenue; the Company’s ability to maintain its safety record, the inherently dangerous nature of the services it provides, the risks of potential liability and adequacy of insurance; changes in the Company’s credit profile and market conditions affecting its relationships with suppliers, vendors and subcontractors; compliance with environmental, health, safety and other related laws and regulations; expiration of the Price-Anderson Act’s indemnification authority; the Company’s expected financial condition, future cash flows, results of operations and future capital and other expenditures; the impact of general economic conditions, including the current economic disruption and recession in the U.S. resulting from the COVID-19 pandemic; the impact of the COVID‑19 pandemic on revenues, expenses, uncollectible accounts, capital investment programs, cash flows, liquidity, maintenance of existing assets, and other operating expenses; the potential for additional COVID-19 cases to occur at the Company’s active or future job sites, as has occurred at the Plant Vogtle site in Georgia, during the COVID-19 pandemic, which potentially could impact cost and labor availability; information technology vulnerabilities and cyberattacks on the Company’s networks; the Company’s failure to comply with applicable laws and regulations, including, but not limited to, those relating to privacy and anti-bribery; the Company’s participation in multiemployer pension plans; the impact of any disruptions resulting from the expiration of collective bargaining agreements; availability of raw materials and inventories; the impact of natural disasters and other severe catastrophic events (such as the ongoing COVID-19 pandemic); future income tax payments and utilization of net operating loss and foreign tax credit carryforwards, including any impact relating to the Tax Cuts and Jobs Act of 2017, the CARES Act or other tax changes; future compliance with orders of and agreements with regulatory agencies; volatility of the market price for the Company’s common stock and stockholders’ ability to resell their shares of the Company’s common stock; the Company’s ability to pay cash dividends in the future; the impact of future offerings or sales of the Company’s common stock on the market price of such stock; expected outcomes of legal or regulatory proceedings and their expected effects on the Company’s results of operations, including future liabilities, fees and expenses resulting from the Koontz-Wagner bankruptcy filing; and any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including the sections of the Annual Report on Form 10-K for its 2019 fiscal year and subsequently filed Quarterly Reports on Form 10-Q titled “Risk Factors.” Any forward-looking statement speaks only as of the date of this press release. Except as may be required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and you are cautioned not to rely upon them unduly.

Investor Contact:

Chris Witty

Darrow Associates

646-345-0998

cwitty@darrowir.com

Williams Industrial Services Group

November 12, 2020

Financial Tables Follow

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except share and per share amounts)	2020	2019	2020	2019
Revenue	$66,240	$56,862	$204,936	$178,980
Cost of revenue	57,582	50,906	180,014	157,150

Gross profit	8,658	5,956	24,922	21,830
Gross margin	13.1%	10.5%	12.2%	12.2%

Selling and marketing expenses	123	63	401	468
General and administrative expenses	5,827	5,091	17,413	16,327
Depreciation and amortization expense	46	77	144	225
Total operating expenses	5,996	5,231	17,958	17,020

Operating income	2,662	725	6,964	4,810
Operating margin	4.0%	1.3%	3.4%	2.7%

Interest expense, net	1,541	1,511	4,640	4,504
Other income, net	(316)	(485)	(937)	(1,153)
Total other expenses, net	1,225	1,026	3,703	3,351

Income (loss) from continuing operations before income tax	1,437	(301)	3,261	1,459
Income tax expense	321	62	565	141
Income (loss) from continuing operations	1,116	(363)	2,696	1,318

Loss from discontinued operations before income tax	(66)	(54)	(222)	(175)
Income tax expense (benefit)	24	(97)	(56)	(845)
Income (loss) from discontinued operations	(90)	43	(166)	670

Net income (loss)	$1,026	$(320)	$2,530	$1,988

Basic earnings (loss) per common share
Income (loss) from continuing operations	$0.04	$(0.02)	$0.12	$0.07
Income (loss) from discontinued operations	(0.00)	0.00	(0.01)	0.04
Basic earnings (loss) per common share	$0.04	$(0.02)	$0.11	$0.11

Diluted earnings (loss) per common share
Income (loss) from continuing operations	$0.04	$(0.02)	$0.11	$0.07
Income (loss) from discontinued operations	(0.00)	0.00	(0.00)	0.03
Diluted earnings (loss) per common share	$0.04	$(0.02)	$0.11	$0.10

Weighted average common shares outstanding (basic)	24,689,337	18,732,402	23,304,059	18,653,301
Weighted average common shares outstanding (diluted)	25,184,306	18,732,402	23,836,798	18,976,619

Williams Industrial Services Group

November 12, 2020

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

REVENUE BRIDGE ANALYSIS*

Third Quarter 2020 Revenue Bridge

(in millions)	$ Change
Third quarter 2019 revenue	$56.9
Plant Vogtle Units 3 and 4	0.6
Canada	3.3
Decommissioning	5.0
Project mix	0.4
Total change	9.3
Third quarter 2020 revenue*	$66.2

*Numbers may not sum due to rounding

Williams Industrial Services Group

November 12, 2020

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	December 31,
($ in thousands, except share and per share amounts)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,998	$7,350
Restricted cash	468	468
Accounts receivable, net of allowance of $358 and $377, respectively	44,682	38,218
Contract assets	8,795	7,225
Other current assets	6,169	2,483
Total current assets	64,112	55,744

Property, plant and equipment, net	355	273
Goodwill	35,400	35,400
Intangible assets	12,500	12,500
Other long-term assets	6,648	8,549
Total assets	$119,015	$112,466

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,615	$16,618
Accrued compensation and benefits	16,680	9,318
Contract liabilities	3,405	2,699
Short-term borrowings	8,307	10,849
Current portion of long-term debt	700	700
Other current liabilities	8,435	6,408
Current liabilities of discontinued operations	339	340
Total current liabilities	45,481	46,932
Long-term debt, net	32,462	32,658
Deferred tax liabilities	2,253	2,198
Other long-term liabilities	2,272	4,028
Long-term liabilities of discontinued operations	4,464	4,486
Total liabilities	86,932	90,302
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 170,000,000 shares authorized, and 25,926,333 and 19,794,270 shares issued, respectively, and 25,336,442 and 19,057,195 shares outstanding, respectively	256	198
Paid-in capital	89,582	81,964
Accumulated other comprehensive income (loss)	(66)	222
Accumulated deficit	(57,681)	(60,211)
Treasury stock, at par (589,891 and 737,075 common shares, respectively)	(8)	(9)
Total stockholders’ equity	32,083	22,164
Total liabilities and stockholders’ equity	$119,015	$112,466

Williams Industrial Services Group

November 12, 2020

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2020	2019
Operating activities:
Net income	$2,530	$1,988
Adjustments to reconcile net income to net cash used in operating activities:
Net income (loss) from discontinued operations	166	(670)
Deferred income tax provision (benefit)	55	(68)
Depreciation and amortization on plant, property and equipment	144	225
Amortization of deferred financing costs	546	462
Gain on disposals of property, plant and equipment	(136)	—
Bad debt expense	19	53
Stock-based compensation	1,703	1,114
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(6,530)	(7,843)
Contract assets	(1,553)	(4,159)
Other current assets	(3,684)	(1,918)
Other assets	1,619	1,404
Accounts payable	(8,914)	8,016
Accrued and other liabilities	7,290	(2,705)
Contract liabilities	706	2,039
Net cash used in operating activities, continuing operations	(6,039)	(2,062)
Net cash used in operating activities, discontinued operations	(189)	(350)
Net cash used in operating activities	(6,228)	(2,412)
Investing activities:
Purchase of property, plant and equipment	(88)	(178)
Net cash used in investing activities, continuing operations	(88)	(178)
Financing activities:
Repurchase of stock-based awards for payment of statutory taxes due on stock-based compensation	(227)	(154)
Proceeds from issuance of common stock	6,488	—
Debt issuance costs	(325)	—
Proceeds from short-term borrowings	172,616	163,040
Repayments of short-term borrowings	(175,158)	(162,416)
Repayments of long-term debt	(350)	(350)
Net cash provided by financing activities, continuing operations	3,044	120
Effect of exchange rate change on cash, continuing operations	(80)	—
Net change in cash, cash equivalents and restricted cash	(3,352)	(2,470)
Cash, cash equivalents and restricted cash, beginning of period	7,818	4,942
Cash, cash equivalents and restricted cash, end of period	$4,466	$2,472

Supplemental Disclosures:
Cash paid for interest	$2,900	$3,527
Noncash amendment fee related to MidCap Facility	$150	$—

Williams Industrial Services Group

November 12, 2020

WILLIAMS INDUSTRIAL SERVICES GROUP INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE (UNAUDITED)

This press release contains financial measures not derived in accordance with accounting principles generally accepted in the United States (“GAAP”). A reconciliation to the most comparable GAAP measure is provided below.

ADJUSTED EBITDA-CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net income	$1,026	$(363)	$2,530	$1,318
Add back:
Interest expense, net	1,541	1,511	4,640	4,504
Income tax expense	321	62	565	141
Depreciation and amortization expense	46	77	144	225
Stock-based compensation	614	120	1,702	1,011
Severance costs	421	125	421	449
Other professional fees	38	—	263	—
Franchise taxes	64	64	203	192
Loss on other receivables	—	—	—	189
Consulting expenses-remediation	—	152		152
Settlement expenses	—	—	129	—
Foreign currency loss (gain)	(83)	(27)	(24)	(186)
Restructuring charges	—	116	—	137
Other non-recurring expenses	—	—	—	241
Adjusted EBITDA	$3,988	$1,837	$10,573	$8,373

NOTE 1 — Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not calculated through the application of GAAP and is not the required form of disclosure by the U.S. Securities and Exchange Commission. Adjusted EBITDA is the sum of our net income (loss) before interest expense, net, and income tax (benefit) expense and unusual gains or charges. It also excludes non-cash charges such as depreciation and amortization. The Company’s management believes adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes and unusual gains or charges (stock-based compensation, severance costs, other estimated non-recurring expenses, franchise taxes, consulting expenses, bank restructuring costs, foreign currency gain, restructuring charges, asset disposition charges and restatement expenses), which are not always commensurate with the reporting period in which such items are included. Williams’ credit facility also contains ratios based on EBITDA. Adjusted EBITDA should not be considered an alternative to net income or as a better measure of liquidity than net cash flows from operating activities, as determined by GAAP, and, therefore, should not be used in isolation from, but in conjunction with, the GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Note Regarding Forward-Looking Non-GAAP Financial Measures

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.